Exhibit 23.4

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Plymouth Industrial REIT, Inc. on Form S-3 of our report dated February 26, 2020 with respect to our audit of the consolidated financial statements of Plymouth Industrial REIT, Inc. as of December 31, 2019 and for the year then ended appearing in the Annual Report on Form 10-K of Plymouth Industrial REIT, Inc. for the year ended December 31, 2020. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Marcum llp
Boston, Massachusetts
June 10, 2021